Exhibit 99.1

Galaxy Gaming Reports Q2 2022 Financial Results

LAS VEGAS, August 15, 2022 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming content, announced today its financial results for the quarter and six months June 30, 2022.

Financial Highlights

Q2 2022 vs. Q2 2021

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Revenue increased 20% to $5,676K
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Adjusted EBITDA increased 10% to $2,358K
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Net loss of $(1,116)K vs. net income of 550K

1H 2022 vs. 1H 2021

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Revenue increased 28% to $11,595K
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Adjusted EBITDA increased 31% to $5,032K
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Net loss of $(1,130)K vs. net income of 639K

Balance Sheet Changes (vs. December 31, 2021)

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Cash increased 7% to $17,250K
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Total long-term debt (gross) decreased to $59,868K from $60,500K
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Stockholders’ deficit increased to $(18,0297)K from $(17,286)K

Executive Comments

“The second quarter of 2022 was a perfect storm of rates - foreign exchange rates, inflation rates and interest rates,” said Harry Hagerty, Galaxy’s CFO. “The appreciation of the US Dollar against the Euro and the British Pound cost us $190K in revenue in the quarter (as compared to what we would have realized using the rates that applied in Q2 2021). We have seen very little benefit from the new rates on the expense side, as most of our expenses are denominated in dollars. The increase in inflation has affected us as we have seen significant increases in travel expenses and are having to offer increased salaries and wages to hire new employees and to retain existing ones. Finally, the floating interest rate on which our long-term debt is based has risen by 116 basis points from January to July.”

“The external conditions that Harry described masked what was an excellent quarter and first half,” said Todd Cravens, President and CEO. “On a constant currency basis, revenue increased by 24% in the quarter and the 32% in the first half as compared to the same periods in 2021. And we have some exciting things happening in the second half. In Galaxy Core (our land-based business), one of our high-end UK customers will launch

Exhibit 99.1

the first three-meter progressive, with a top side bet of £100 – the first in the world. We started installations of our new Triton 1.0 progressive platform in the US in the third quarter and will demonstrate Triton 2.0 at G2E in October. Galaxy Digital (our online business) continues to do well. With our partner SPIN Games, we launched the first online 21+3Ⓡ Progressive, and we will release our own online roulette and baccarat titles in the second half of 2022 to complement our strong position in blackjack side bets. I’m excited about the fundamentals of our business and am confident we’ll manage through the wider macroeconomic issues. We focus on the things we can control.”

“Despite the headwinds, our liquidity and balance sheet remain in good shape,” continued Hagerty. “We had more than $17 million in cash at quarter-end and were comfortably in compliance with the net leverage covenant in the Fortress Credit Agreement.

“Unfortunately, current exchange rates are even lower now than they were in Q2,” Hagerty added. “On the assumption that these rates will be with us for the rest of the year and that the cost and wage pressures will also continue, we are lowering our guidance for the year. We now forecast revenue in a range of $22.5-$23.5 million and Adjusted EBITDA in a range of $10-11 million. This forecast assumes no new lockdowns from COVID-19, no impact to our business from the war in Ukraine, and no economic recession.”

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management's current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements identified by words such as "believe," "will," "may," "might," "likely," "expect," "anticipates," "intends," "plans," "seeks," "estimates," "believes," "continues," "projects" and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Galaxy Gaming, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Galaxy Gaming's performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Galaxy Gaming to enter and maintain strategic alliances, product placements or installations, in land based casinos or grow its iGaming business, garner new market share, secure licenses in new jurisdictions or maintain existing licenses, successfully develop or acquire and sell proprietary products, comply with regulations, have its games approved by relevant jurisdictions, and adapt to changes resulting from the COVID-19 pandemic and other factors. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Galaxy Gaming expressly disclaims any obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise.

About Galaxy Gaming

Exhibit 99.1

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, and cruise ship and casinos worldwide. In addition, through its wholly owned subsidiary, Progressive Games Partners LLC, Galaxy licenses proprietary table games content to the online gaming industry. Connect with Galaxy on Facebook, YouTube and Twitter.

Non-GAAP Financial Information

Adjusted EBITDA includes adjustments to net loss/income to exclude interest, taxes, depreciation, amortization, share based compensation, gain/loss on extinguishment of debt, foreign currency exchange gains/losses, change in estimated fair value of interest rate swap liability and severance and other expenses related to litigation. Adjusted EBITDA is not a measure of performance defined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). However, Adjusted EBITDA is used by management to evaluate our operating performance. Management believes that disclosure of Adjusted EBITDA allows investors, regulators and other stakeholders to view of our operations in the way management does. Adjusted EBITDA should not be considered as an alternative to net income or to net cash provided by operating activities as a measure of operating results or of liquidity. Finally, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors: Harry Hagerty (702) 938-1740